UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K
________________________________

CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2016
________________________________

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

__________________________________________

Delaware	0-14938	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 North Hamilton Street, No. 200 High Point, North Carolina 27260	27260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7700

________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 23, 2016, the Compensation and Benefits Committee (the “Committee”) of the Company’s Board of Directors adopted the Company’s 2017 annual incentive compensation program (the “2017 Incentive Plan”) which is for corporate officers and key employees who can directly influence the Company’s financial results.  Under the 2017 Incentive Plan, the Company’s executive officers may receive a cash bonus based on the Company’s net income subject to certain adjustments.  The bonus for each officer would be a percentage of base salary plus quarterly cash make-whole payments as set forth in the Company’s Current Report on Form 8-K filed December 2, 2012.  A smaller bonus would be paid for performance between a threshold and the plan.  The plan bonus would be paid if the plan performance is achieved.  A larger bonus could also be paid for performance in excess of plan.  No bonus will be paid if the threshold is not met.

The Committee approved a plan bonus of 44% of base salary for Glenn Prillaman, President and Chief Executive Officer of the Company, and 22% of base salary for Anita W. Wimmer, Vice President-Finance/Corporate Controller (Principal Financial and Accounting Officer).  The Committee approved a maximum bonus of 150% of base salary plus quarterly cash make-whole payments for Glenn Prillaman and 75% of base salary plus quarterly cash make-whole payments for Anita Wimmer for performance in excess of plan.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: December 29, 2016	By: /s/Anita W. Wimmer
Anita W. Wimmer
Vice President of Finance
(Principal Financial and Accounting Officer)